EXHIBIT 4.103

SUN WEI JING

WANG YU TIAN

and

ZHANG YING NAN

CHANG CHENG

SHARE TRANSFER AGREEMENT

on

Beijing Bo Xun Rong Tong Information Technology Co., Ltd.

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (the “Agreement”) is made this 8th day of June, 2006 in by and among:

(1)	Sun Wei Jing (hereinafter referred to as “Party A”), a Chinese citizen, whose ID number is 650103196511030627, with the residence address at No.702, Unit 3, Suite 3, Dong Guan Nan Xia He Street, Kuiwen District, Weifang, Shandong.

(2)	Wang Yu Tian (hereinafter referred to as “Party B”), a Chinese citizen, whose ID number is 110108195606131211, with the residence address at No.502, West 24/F, Court 8, Yiguang Si, Haidian District, Beijing.

(3)	Zhang Ying Nan (hereinafter referred to as “Party C”), a Chinese citizen, whose ID number is 131082197411220566, with the residence address at No. 201, Gate 5, Suit 7, Ta Garden, Haidian District, Beijing.

(4)	Chang Cheng (hereinafter referred to as “Party D”), a Chinese citizen, whose ID number is 510215197307110034, with the residence address at 14 South Chaoyang Gate Avenue, Foreign Enterprises Service Corporation of Chaoyang District, Chaoyang District, Beijing.

Party A, Party B, Party C and Party D shall be hereinafter referred to as a “Party” and collectively the “Parties”.

WHEREAS:

(A)	Beijing Bo Xun Rong Tong Information Technology Co., Ltd. (hereinafter referred to as “BXRT”) is a limited liability company jointly invested and established by Party A and Party B. BXRT was established on February 27, 2003, with the registered capital of RMB 10 million yuan and registered address of Room 831 Jingmen Tower, 9 Yangfangdian Road, Haidian District, Beijing, and with 50% of the equity interest owned by Party A and 50% o owned by Party B;

(B)	Party A hereby wishes to sell to Party C and Party C hereby wishes to purchase from Party A 50% of BXRT shares under the terms and conditions of this Agreement, and Party B hereby wishes to sell to Party D and Party D hereby wishes to purchase from Party B 50% of BXRT shares under the terms and conditions of this Agreement. Party A and Party B will sell 100% of the BXRT shares in total to Party C and Party D.

NOW THEREFORE, it is hereby agreed as follows:

1.	Sale and Purchase of the Shares

1.1	Party A agrees to sell to Party C and Party C hereby agrees to purchase from Party A 50% of BXRT shares at the price of RMB 5 million.

1.2	Party B agrees to sell to Party D and Party D hereby agrees to purchase from Party B 50% of BXRT shares at the price of RMB 5 million.

1.3	Party C shall pay the share transfer price to Party A in accordance with Article 5 hereof, and Party D shall pay the share transfer price to Party B in accordance with Article 5 hereof

2.	Representations and Warranties by Party A and Party B

2.1	Party A hereby represents and warrants that:

2.1.1	Party A is a Chinese citizen with Chinese nationality;

2.1.2	The execution and performance of this Agreement shall not violate any law, contract or other instrument that has binding force or influence on Party A;

2.1.3	This Agreement constitutes the legitimate, valid and binding obligations on Party A upon execution; and

2.1.4	Party A has the complete, valid and full title to the shares transferred to Party C under this Agreement. Other than the pledge set in accordance with the Equity Pledge Agreement entered into by Party A and Beijing Lahiji Technology Development Co., Ltd., such title is free of any mortgage, other security interest and third party interest.

2.2	Party B hereby represents and warrants that:

2.2.1	Party B is a Chinese citizen with Chinese nationality;

2.2.2	The execution and performance of this Agreement shall not violate any law, contract or other instrument that has binding force or influence on Party B;

2.2.3	This Agreement constitutes the legitimate, valid and binding obligations on Party B upon execution; and

2.2.4	Party B has the complete, valid and full title to the shares transferred to Party D under this Agreement. Other than the pledge set in accordance with the Equity Pledge Agreement entered into by Party B and Beijing Lahiji Technology Development Co., Ltd., such title is free of any mortgage, other security interest and third party interest.

2.3	Party A and Party B shall be responsible for any loss Party C and Party D incurred from the incompliance with facts of the representations and warranties under the aforesaid Article 2.1, Article 2.2.

3.	Representations and Warranties by Party C and Party D

3.1	Party C hereby represents and warrants that:

3.1.1	Party C is a limited company duly incorporated and existing under the laws of PRC;

3.1.2	The execution and performance of this Agreement shall not violate any law, contract or other instrument that has binding force or influence on Party C; and

3.1.3	This Agreement constitutes the legitimate, valid and binding obligations on Party C upon execution.

3.2	Party D hereby represents and warrants that:

3.2.1	Party D is a limited company duly incorporated and existing under the laws of PRC;

3.2.2	The execution and performance of this Agreement shall not violate any law, contract or other instrument that has binding force or influence on Party D; and

3.2.3	This Agreement constitutes the legitimate, valid and binding obligations on Party D upon execution.

3.3	Party C and Party D shall be responsible for any loss Party A and Party B incurred from the incompliance with facts of the representations and warranties under the aforesaid Article 3.1, Article 3.2.

4.	Representations and Warranties by Party A with Regard to BXRT

4.1	Party A and Party B hereby warrants that:

4.1.1	Party A and Party B have provided Party B with all the financial statements as of May 31, 2006 and other documents and materials with respect hereto (hereinafter referred to as the “Financial Statements”). Party A and Party B hereby confirm that all such Financial Statements precisely reflect the financial and other status of BXRT as of May 31, 2006;

4.1.2	BXRT is an enterprise legal person registered and validly existing in China with good standing. BXRT and its subsidiaries have all obtained the entire set of approvals, licenses and registration certificates required for the current business. All such licenses, approvals and registrations are in full force and effect, and shall not be terminated or revoked due to the matters hereunder;

4.1.3	There is no material and negative change in BXRT’s business operation, performance, financial or asset statement since June 1, 2006;

4.1.4	BXRT has never set any mortgage, other security or third party interest on any asset owned by BXRT;

4.1.5	The business operation of BXRT has never and shall not infringe any legitimate interest or right of any third party, including but not limited to, patent, trademark, copyright and other similar rights;

4.1.6	Party A and Party B and BXRT have never been engaged or participated in any activity against any law or regulation from which BXRT may or shall incur the possible cancellation of business license, penalty or other legal or administrative penalty substantially affecting BXRT’s business operation;

4.1.7	Party A and Party B and BXRT have never been involved in any settled or pending litigation, arbitration, investigation or administrative proceedings against BXRT;

4.1.8	Except for those arose in accordance with the relevant labor contracts there is no unsettled credit or indebtedness between Party A and Party B and BXRT, and Party C and Party D shall not inherit any indebtedness of BXRT on Party A and Party B’s parts due to the share transfer hereunder;

4.1.9	BXRT has made full payment for all the due tax, tax penalty, penalty interest and charges. The Financial Statements have specified all the indebtedness, loan or outstanding tax of BXRT as May 31, 2006;.

4.1.10	After this Agreement has come into effect, BXRT shall not be liable for paying the outstanding pension, unemployment insurance, welfare or any other fees and reserves in relation to the employees;

4.1.11	BXRT has never violated any material agreement as one party thereto or any liability due to any of its representations, warranties, compensation or other matters;

4.1.12	BXRT has never executed any contract or document that has or may have negative influence on its business, profit or asset structure other than those contracts disclosed to Party B, other than the ones disclosed to Party C and Party D

4.2	Party A and Party B shall undertake all the economic and legal liabilities arising out of the representations and warranties under the foregoing Article 4.1 and compensate for any loss Party C and Party D incurred from any violation thereof.

5.	Payment of Share Transfer Price

5.1	Party C’s obligation of purchasing 50% RTBX shares from Party A in accordance with Article 1 of the Agreement and paying the share transfer price in accordance with Article 5 of the Agreement shall base on the precondition that all the representations and warranties of Part A are true and genuine prior to and at the date of making such representations and warranties, till the date of Party C paying the share transfer price; Party D’s obligation of purchasing 50% RTBX shares from Party B in accordance with Article 1 of the Agreement and paying the share transfer price in accordance with Article 5 of the Agreement shall base on the precondition that all the representations and warranties of Part A are true and genuine prior to and at the date of making such representations and warranties, till the date of Party D paying the share transfer price.

5.2	The Parties hereby agree that, upon the satisfaction of the foregoing Article 5.1 and the following conditions they will register with the original industrial and commercial administration for alteration of shareholders of BXRT and amendment to the articles of association. Party C shall pay to Party A, and Party D shall pay to Party B for the share transfer price of USD5,000,000 in cash within fifteen business days (any day (excluding Saturday and Sunday) on which banks are generally open in PRC for the transaction of normal banking business):

5.2.1	The shareholders and Board of Directors of BXRT have passed the resolution on approving Party A of transferring its 50% of BXRT shares to Party C and Party B waives its right of first refusal against such transfer;

5.2.2	The shareholders and Board of Directors of BXRT have passed the resolution on approving Party B of transferring its 50% of BXRT shares to Party D and Party A waives its right of first refusal against such transfer;

5.2.3	The Parties have executed the Agreement and the new or modified Articles of Association asset forth in Article 13 of the Agreement.

5.3	The Parties shall abide by the Agreement since their executions. If Party A fails to perform its obligation of transferring its 50% BXRT shares to Party C, it shall pay Party C liquidated damages calculated on the basis of 0.01% of the total transfer price per day; If Party B fails to perform its obligation of transferring its 50% BXRT shares to Party D, it shall pay Party D liquidated damages calculated on the basis of 0.01% of the total transfer price per day.

6.	Equity Ratio after the Share Transfer

6.1	After the share transfer stipulated in the aforesaid Article 1 and Article 5, Party C shall own 50% of BXRT shares, and Party D shall own 50%.

6.2	Party C and Party D shall procure BXRT to issue capital contribution certificates to them respectively and the previous capital contribution certificates of Party A and Party B shall be cancelled.

6.3	The Parties agree that Party C and Party D may share the profit of BXRT in proportion to 50% and 50% of the shares respectively since the alteration of shareholders of BXRT and the amendments of the original articles of association of BXRT have been registered with the original industrial and commercial administration. The relevant risks are also shared in proportion hereto.

7.	Share of Relevant Taxation and Expenses

7.1	Party A and Party B shall pay all the income tax in respect of the share transfer consideration BXRT and be assume all the relevant legal liability in accordance with relevant laws and regulations.

7.2	Party A and Party B shall be liable for paying all the income tax incurred form the consideration of the share transfer in accordance with relevant PRC law, and Party C and Party D are entitled to withholding such tax in accordance with relevant PRC law.

7.3	BXRT shall be liable for all the relevant costs and expenses incurred during the share transfer, but each Party shall pay for its own legal fee and other counseling expenses.

7.4	Each Party shall be liable for all the transfer and registration tax, stamp tax and fee which is paid or incurred by such Party for the preparation and execution of this Agreement and completion of the transaction hereof in accordance with the laws of PRC.

8.	New Articles of Association

8.1	Party C and Party D shall jointly amend and execute new or modified articles of association of BXRT as a substitute for the current one after this Agreement takes effect. The new or modified articles of association of BXRT shall come into effect upon the execution by Party C and Party D.

9.	Confidentiality

9.1	The Parties acknowledge and confirm that all the oral or written information in connection with this Agreement is the confidential information (including without limitation the content of this Agreement).

9.2	The Parties shall keep them confidential, and shall not disclose such confidential information to any third party without the prior written consent from the other two parties except for: (i) such information has been disclosed or is to be disclosed to the public (except being disclosed to the public by the recipient at its discretion); (ii) such information shall be disclosed to the public in accordance with the practices, rules and regulations (including without limitation the Rules Governing the Listing of Securities on the Growth Enterprise Market on the Stock Exchange of Hong Kong Limited) or (iii) such information needs to be disclosed for the transactions prescribed in this Agreement to the legal counsel or financial advisor who shall bear the confidential obligations hereof.

10.	Covenants on Necessary Actions

10.1	The Parties hereby agree to effectively satisfy the terms of this Agreement by any covenant, including further actions, execution and submission of additional documents.

11.	Governing Law and Dispute Resolution

11.1	The effectiveness, interpretation and execution shall be governed by the laws of PRC.

11.2	All disputes arising out of the interpretation and performance of this Agreement shall be resolved by the Parties through friendly consultation. Should any dispute is unsolved even after 30 days one Party issuing a written notice requiring the resolution of such dispute, either Party may submit such dispute to the China International Economy and Trade Arbitration Commission(CIETAC) for arbitration in accordance with the prevailing arbitration rules thereof. The arbitration shall be performed in Beijing. The arbitration award shall be final and binding on the Parties.

12.	Entire Agreement, Assignment, Severability, Modification and Termination

12.1	This Agreement constitutes the identical agreement among the Parties in connection with the subject matter, namely, the share transfer under this Agreement and supersedes all agreements or documents in relation hereto between the Parties, whether oral or written.

12.2	Neither Party may assign or transfer its rights or obligation hereunder partly or as a whole without written consent of the other Party, unless otherwise provided in this Agreement.

12.3	If any provision(s) of this Agreement is held to be invalid, illegal or unenforceable subject to any law or regulations, the provision shall not affect or derogate the validity, legality or enforceability of the remaining provisions.

12.4	Any modification in any form shall come into effect by a written document executed by the Parties identically.

12.5	This Agreement shall be terminated in any of the following:

12.5.1	The Parties enter into a termination agreement;

12.5.2	Provided that a Party (hereinafter referred to as the “Defaulting Party”) makes the material breach to its obligation hereunder, and does not make any correction within twenty-one (21) days after receiving a notice of the other Party (hereinafter referred to as the “Performing Party”) requesting the correction, the Performing Party shall be entitled to terminate this Agreement.

12.5.3	This Agreement is terminated in accordance with law, regulation or the judgment, order or decision made by a competent court or a competent arbitration organization.

13.	Force Majeure

13.1	If any Party fails to perform all or part of its obligations hereunder due to force majeure (i.e. any event which could not be reasonably controlled or foreseen or be avoid and overcome even if it is foreseeable by the affected party and which occurs after the execution date thus making it impossible or unpractical for such party to make full or partial performance hereunder (including failing to perform after spending a reasonable amount money), including but not limited to, flood, fire, drought, typhoon, earthquake and other act of nature, infection, strike, turbulence, riot and war (whether declared or not) and act or omission of government), such Party shall cease to perform such obligations when the force majeure is still in effect.

13.2	The Party claiming to be affected by force majeure shall send a written notice of such force majeure to the other Party as soon as possible, and present appropriate evidence within fifteen days after the occurrence and existing time of such force majeure by personal service or registered airmail. The Party claiming that the impossible or impractical performance results from the force majeure shall make reasonable endeavours to eliminate or reduce the influence of such force majeure.

13.3	In the event of force majeure, the Parties shall forthwith decide the implementation of this Agreement through amicable consultation. After such force majeure or its influence has been terminated or eliminated, the Parties shall forthwith resume performing their respective obligations hereunder.

14.	Effectiveness

14.1	This Agreement shall become effective upon execution by the Parties in six counterparts, one held by each Party, one for alteration registration with industrial and commercial administration, and one retained by BXRT. Each counterpart shall be equally authentic.

14.2	IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

[Executive Page]

Party A: Sun Wei Jing

Signature: Sun Wei Jing

Party B: Wang Yu Tian

Signature: Wang Yu Tian

Party C: Zhang Ying Nan

Signature: Zhang Ying Nan

Party D: Chang Cheng

Signature: Chang Cheng